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                                                                         [Texas]


[Logo] Sprint


                             MASTER RESALE AGREEMENT

                                      WITH

                             VALU-LINE LONG DISTANCE
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                             MASTER RESALE AGREEMENT

                                                                           Page
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I.    DEFINITIONS .........................................................  1
II.   SCOPE, TERM AND TERMINATION .........................................  3
      A. Scope ............................................................  3
      B. Term .............................................................  5
      C. Termination ......................................................  5
III.  RESALE OF LOCAL SERVICES ............................................  6
      A. Scope ............................................................  6
      B. Charges and Billing ..............................................  7
      C. Pricing ..........................................................  8
      D. Provisioning and Installation ....................................  8
IV.   NETWORK MAINTENANCE AND MANAGEMENT ..................................  9
      A. General Requirements .............................................  9
      B. Transfer of Service Announcements ................................  10
      C. Repair Calls .....................................................  10
      D. Restoration of Service in the Event of Outages ...................  10
      E. Service Projections ..............................................  11
      F. Quality Service ..................................................  11
      G. Information ......................................................  11
V.    ADDITIONAL SERVICES .................................................  11
      A  911/E911 .........................................................  11
      B. Directory Listings and Distribution ..............................  12
      C. Directory Assistance .............................................  14
      D. Operator Services ................................................  16
VI.   ADDITIONAL RESPONSIBILITIES OF THE PARTIES ..........................  17
      A. Cooperation on Fraud .............................................  17
      B. Proprietary Information ..........................................  17
      C. Law Enforcement and Civil Process ................................  18
VII.  FORCE MAJEURE .......................................................  18
VIII. LIMITATION OF LIABILITY .............................................  19
IX.   INDEMNIFICATION .....................................................  19
X.    ASSIGNMENT ..........................................................  20
XI.   DISPUTE RESOLUTION ..................................................  20
      A. Other Than Billing ...............................................  20
      B. Billing ..........................................................  21
XII.  MISCELLANEOUS .......................................................  21
      A. Governing Law ....................................................  21
      B. Compliance with Laws .............................................  21
      C. Notices ..........................................................  22
      D. Good Faith .......................................................  22
      E. Headings .........................................................  22
      F. Execution ........................................................  22

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      G. Benefit .........................................................   22
      H. Survivorship ....................................................   22
      I. Entire Agreement ................................................   22

EXHIBIT 1 - Rates and Pricing
EXHIBIT 2 - Electronic Interfaces
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                             MASTER RESALE AGREEMENT

        This Agreement is between Valu-Line Long Distance ("Carrier") and United Telephone Company of Texas, Inc. dba Sprint and Central Telephone Company of Texas dba Sprint ("Sprint") hereinafter collectively, "the Parties", entered into this 9th day of May,1997, for the State of Texas.

        WHEREAS, the Parties wish to establish terms and conditions for the purposes of fulfilling Sprint's obligations established by 251(b) and (c) of the Act, as defined herein;

        THEREFORE, the Parties hereby agree as follows:

I.      DEFINITIONS

        Definitions of the terms used in this Agreement shall have the meanings set forth below.

1. Act - means the Communications Act of 1934, as amended by the Telecommunications Act of 1996, Public Law 104-104 of the 104th United States Congress effective February 8, 1996.

2. Affiliate - means any person that (directly or indirectly) owns or controls, is owned or controlled by, or is under common ownership or control with, another entity. For purposes of this Agreement, the term "own" or control means to own an equity interest (or the equivalent thereof) of at least ten percent (10%) with respect to either party, or the right, under common ownership, to control the business decisions, management and policy of another entity.

3. Central Office Switch, End Office or Tandem (hereinafter "Central Office" or "CO") - means a switching facility within the public switched telecommunications network, including but not limited to:

        End Office Switches which are switches from which end-user Telephone Exchange Services are directly connected and offered.

        Tandem Switches are switches which are used to connect and switch trunk circuits between and among Central Office Switches.

4. Commercial Mobile Radio Services ("CMRS") means a radio communications service between mobile stations or receivers and land stations, or by mobile stations communicating among themselves that is provided for profit and that makes interconnected service available to the public or the such classes of eligible users as to be effectively available to a substantial portion of the public as set fort in 47 code of Federal Regulations Section 20.3.
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5.      Commission - means the commission, board, or official (by whatever name designated) which under the laws of any State has regulatory jurisdiction with respect to intrastate operations of Carriers. As referenced in this part, this term may include the Federal Communications Commission if it assumes the responsibility of the state commission, pursuant to section 252(e)(5) of the Act. This term shall also include any person or persons to whom the state commission has delegated its authority under section 251 and 252 of the Act.

6. Competitive Local Exchange Carrier ("CLEC") or Alternative Local Exchange Carrier ("ALEC") - means any entity or person authorized to provide local exchange services in competition with an ILEC.

7. Electronic Interfaces - means access to operations support systems consisting of preordering, ordering, provisioning, maintenance and repair and billing functions. For the purposes of this Agreement, unless otherwise specifically agreed to in writing, Sprint shall provide such Electronic Interfaces in accordance with Exhibit 2.

8.      FCC - means Federal Communications Commission.

9. Incumbent Local Exchange Carrier ("ILEC") - is any local exchange Carrier that was as of February 8, 1996, deemed to be a member of the Exchange Carrier Association as set forth in 47 C.F.R. ss.69.601(b) of the FCC's regulations

10. Interconnection - means the connection of separate pieces of equipment, transmission facilities, etc., within, between or among networks for the transmission and routing of exchange service and exchange access. The architecture of interconnection may include collocation and/or mid-span meet arrangements

11. Interexchange Carrier ("IXC") - means a telecommunications service provider offering interexchange telecommunications services (e.g. inter-and/or intraLATA toll)

12. Local Service Request ("LSR") - means an industry standard form used by the Parties to add, establish, change or disconnect local services.

13. Local Traffic - means traffic that is originated by an end user of one Party and terminates to the end user of the other Party within the service territory of Sprint as defined in its then current Local Exchange Tariff. Local Traffic shall also include mandatory and optional Extended Area Calling, as that term is commonly used in the telecommunications industry, and any other traffic for which there is no additional charge for termination. Local traffic does not include CMRS traffic.

14. Parties means, jointly, Caprock Communications and Sprint, and no other entity, affiliate, subsidiary or assign.


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15.     Parity means, subject to the availability, development and implementation of necessary industry standard Electronic Interfaces, the provision by Sprint of services, Network Elements, functionality or telephone numbering resources under this Agreement to CARRIER on terms and conditions, including provisioning and repair intervals, no less favorable that those offered to Sprint, its Affiliates or any other entity that obtains such services, Network Elements, functionality or telephone numbering resources. Until the implementation of necessary Electronic Interfaces, Sprint shall provide such services, Network Elements, functionality or telephone numbering resources on a nondiscriminatory basis to CARRIER as it provides to its Affiliates or any other entity that obtains such services, Network Elements, functionality or telephone numbering resources.

16. Rebranding - occurs when Carrier purchases a wholesale service from Sprint when the Carrier brand is substituted for the Sprint brand.

17. Telecommunications Services - shall have the meaning set forth in 47 USC ss.153(6).

18. Undefined Terms - The Parties acknowledge that terms may appear in this Agreement which are not defined and agree that any such terms shall be construed in accordance with their customary usage in the telecommunications industry as of the effective date of this Agreement or, as applicable, as such term is defined in the Act.

19. Wholesale Service - means Telecommunication Services that Sprint provides at retail to subscribers who are not telecommunications Carriers as set forth in 47 USC ss.251(c)(4).

II.     SCOPE, TERM AND TERMINATION

A.      Scope

I. The Telecommunications Services and facilities to be provided to Carrier by Sprint in satisfaction of this Agreement may be provided pursuant to Sprint tariffs and then current practices. Should there be a conflict between the terms of this Agreement and any such tariffs or practices, the terms of the tariff shall control to the extent allowed by law or Commission Order.

2. If, at any time while this Agreement is in effect, Sprint provides resale of Telecommunications Services to a Telecommunications Carrier, as defined in 47 Code of Federal Regulations Part 51.5, on terms different from those available under this Agreement, then Carrier may opt to adopt such resale of Telecommunications Services upon the same rates, terms, and conditions as those provided to said Telecommunications Carrier in lieu of the resale of Telecommunications Services applicable under this Agreement for its own arrangements with Sprint (hereinafter "MFN Obligations"). Upon expiration of the term of such other agreement for resale of Telecommunications Services the provision thus adopted shall cease to apply and shall revert to the corresponding provision of this Agreement.


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        2.1     Notwithstanding the above, the MFN Obligations shall not apply:

                (i) where Sprint proves to the Commission that the costs of providing resale of Telecommunications Services to Carrier are greater than the costs of providing same to the Telecommunications Carrier that originally negotiated such agreement;

                (ii) where the provision of resale of Telecommunications Services to Carrier is not technically feasible;

                (iii) where pricing is provided to a third party for a cost based term or cost based volume discount offering and Carrier seeks to adopt the cost based term or cost based volume discount price without agreeing to all or substantially all of the terms and conditions of the cost based term or cost based volume discount offering;

                (iv) where pricing is provided to a third party on a dissimilar (e.g., deaveraged vs. - averaged price) basis, Carrier may only elect to amend this Agreement to reflect all such differing pricing (but not less than all) by resale of Telecommunications Services in its entirety, contained in such third party agreement; or

                (v) where resale of Telecommunications Services is provided to a third party in conjunction with material terms or conditions that directly impact the provisioning of said service and Carrier seeks to adopt such resale of Telecommunications Services without inclusion of all or substantially all said material terms or conditions.

3. Notwithstanding the above provisions, or any other provision in this Agreement, this Agreement and any Attachments hereto are subject to such changes or modifications with respect to the rates, terms or conditions contained herein as may be ordered, directed, or approved by the Commission or the FCC, or as may be required to implement the result of an order or direction of a court of competent jurisdiction with respect to its review of any appeal of the decision of a Commission or the FCC, in the exercise of their respective jurisdictions whether said changes or modifications result from an order issued on an appeal of the decision of a Commission or the FCC, a rulemaking proceeding, a generic investigation, a tariff proceeding, or an arbitration proceeding conducted by a Commission or FCC which applies to Sprint or in which the Commission or FCC makes a generic determination) and in which Carrier had the right or the opportunity to participate, regardless of whether Carrier participated. Any rates, terms or conditions thus developed or modified shall be substituted in place of those previously in effect and shall be deemed effective under this Agreement as of the effective date of the order by the court, Commission or the FCC, whether such action was commenced before or after the effective date of this Agreement. If any such modification renders the Agreement inoperable or creates any ambiguity or requirement for further amendment to the Agreement, the Parties will negotiate in good faith to agree upon any necessary amendments to the Agreement. Should the Parties be unable to reach agreement with respect to the applicability of such order or the resulting appropriate modifications to this Agreement, the Parties agree to


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        petition such Commission to establish appropriate interconnection arrangements under sections 251 and 252 of the Act in light of said order or decision.

B.      Term

I. This Agreement shall be deemed effective upon approval by a Commission of appropriate jurisdiction or upon such other date as the parties shall mutually agree ("Approval Date"), provided Carrier has been certified by the Commission. No order or request for services under this Agreement shall be processed before the Approval Date.

2. Except as provided herein, Sprint and Carrier agree to provide service to each other on the terms defined in this Agreement until May 1998, and thereafter the Agreement shall continue in force and effect unless and until terminated as provided herein.

C.      Termination

I. Either party may terminate this Agreement by providing written notice of termination to the other party, such written notice to be provided at least 90 days in advance of the date of termination. In the event of such termination for service arrangements made available under this Agreement and existing at the time of termination, those arrangements shall continue without interruption until either (a) a new agreement is executed by the Parties, or (b) standard terms and conditions contained in Sprint's tariff or other substitute document that are approved and made generally effective by the Commission or the FCC.

2. In the event of default, either Party may terminate this Agreement in whole or in part provided that the non-defaulting Party so advises the defaulting Party in writing of the event of the alleged default and the defaulting Party does not remedy the alleged default within 60 days after written notice thereof. Default is defined to include:

        a. Either Party's insolvency or initiation of bankruptcy or receivership proceedings by or against the Party; or

        b. Either Party's material breach of any of the terms or conditions hereof, including the failure to make any undisputed payment when due.

3. Notwithstanding anything herein to the contrary, should Sprint sell or trade substantially all the assets in an exchange or group of exchanges that Sprint uses to provide Telecommunications Services this Agreement shall terminate as of the closing date of such sale or trade.

4. Termination of this Agreement for any cause shall not release either Party from any liability which at the time of termination has already accrued to the other Party or which thereafter may accrue in respect to any act or omission prior to termination or from any obligation which is expressly stated herein to survive termination.


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111.    RESALE OF LOCAL SERVICES

A.      Scope

I. Sprint retail Telecommunications Services shall be available for resale at wholesale prices pursuant to 47 USC ss.251(c)(4). Services that are not retail Telecommunications Services and, thus, not covered by this Agreement and not available for resale at wholesale prices include, but are not limited to, Voice Mail/MessageLine, Paging, Inside Wire Installers and Maintenance, CMRS services, Lifeline services and similar government programs (underlying Telecommunications Service will be resold but Carrier must qualify its offering for these programs), promotions of less than ninety (90) days and Employee Concessions.

2. Until such time as additional clarification of Sprint's obligations with respect to the resale of COCOT lines has been provided by the FCC or Commission, COCOT lines will not be resold at wholesale prices under this Agreement.

3. Except as set forth above and as may be allowed by the FCC or Commission, Sprint shall not place conditions or restrictions on Carrier's resale of wholesale regulated Telecommunications Services, except for restrictions on the resale of residential service to other classifications (e.g., residential service to business customers) and for promotions of 90-days or less in length. Every regulated retail service rate, including promotions over 90-days in length, discounts, and option plans will have a corresponding wholesale rate. Sprint will make wholesale telecommunications service offerings available for all new regulated services at the same time the retail service becomes available

4. Sprint will continue to provide existing databases and signaling support for wholesale services at no additional cost.

S. Sprint will make any service grandfathered to an end-user or any Individual Case Basis ("ICB") service available to Carrier for resale to that same end-user at the same location(s) and will provide any legally required notice or a 30-days notice, whichever is less, to Carrier prior to the effective date of changes in or discontinuation of any product or service that is available for resale hereunder.

6. Sprint will continue to provide Primary Interexchange Carrier ("PIC") processing for those end-users obtaining resold service from Carrier. Sprint will bill and Carrier will pay any PlC change charges. Sprint will only accept said requests for PIC changes from Carrier and not from Carrier's end users.


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

7. Sprint shall allow Carrier customers to retain their current telephone number when technically feasible within the same Sprint Wire Center and shall install Carrier customers at Parity.

B.      Charges and Billing

1. Access services, including revenues associated therewith, provided in connection with the resale of services hereunder shall be the responsibility of Sprint and Sprint shall directly bill and receive payment on its own behalf from an IXC for access related to interexchange calls generated by resold or rebranded customers.

2. Sprint will be responsible for returning EM1/EMR records to IXCs with the proper EMR Return Code along with the Operating Company Number ("OCN") of the associated Automatic Number Identification ("ANI"), (i.e., Billing Number).

3. Sprint will deliver a monthly statement for wholesale services as follows:

        a. Invoices will be provided in a standard Carrier access billing format or other such format as Sprint may determine;

        b. Where local usage charges apply and message detail is created to support available services, the originating local usage at the call detail level in standard EMIR industry format will be exchanged daily or at other mutually agreed upon intervals;

        c. The Parties will work cooperatively to exchange information to facilitate the billing of in and out collect and inter/intra-region alternately billed messages;

        d. Sprint agrees to provide information on the end-user's selection of special features where Sprint maintains such information (e.g., billing method, special language) when Carrier places the order for service;

        e. Monthly recurring charges for Telecommunications Services sold pursuant to this Agreement shall be billed monthly in advance.

        f. For billing purposes, and except as otherwise specifically agreed to in writing, the Telecommunications Services provided hereunder are furnished for a minimum term of one month. Each month is presumed to have thirty (30) days.

4. The monthly invoice shall be due and payable in full by CARRIER within thirty days of the Bill Date. If the charges are not paid on the due date, CARRIER shall be liable for and shall pay late payment charges equal to the lesser of one and one-half percent (1-1/2%) per month of the balance due or the maximum amount allowed by law, until the amount due including late payment charges is paid in full.


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

5. Sprint shall not accept orders for Primary Local Carrier ("PLC") record changes or other orders for Telecommunications Services or Additional Services under this Agreement from Carrier while any past due, undisputed charges remain unpaid.

C.      Pricing

Pricing shall be developed based on 47 USC ss.252(d)(3), as now enacted or as hereafter amended, where wholesale prices are retail prices less avoided costs, net of any additional costs imposed by wholesale operations. The wholesale rate shall be, until such time as avoided cost studies in compliance with applicable Commission requirements have been approved or ordered as referenced in Section
II.3 above, as set forth on Exhibit 1. Additional rates for new or additional services shall be added at the time said new or additional services are offered.

D.      Provisioning and Installation

1. Electronic Interfaces for the exchange of ordering information will be adopted and made available in accordance with the provisions of Exhibit 2.

2. Carrier and Sprint may order PLC and Primary Interexchange Carrier ("PIC") record changes using the same order process and on a unified order (the "LSR").

3. A general Letter of Agency ("LOA") initiated by Carrier or Sprint will be required to process a PLC or PIC change order. No LOA signed by the end-user will be required to process a PLC or PIC change ordered by Carrier or Sprint. Carrier and Sprint agree that PLC and PIC change orders will be supported with appropriate documentation and verification as required by FCC and Commission rules. In the event of a subscriber complaint of an unauthorized PLC record change where the Party that ordered such change is unable to produce appropriate documentation and verification as required by FCC and Commission rules (or, if there are no rules applicable to PLC record changes, then such rules as are applicable to changes in long distance carriers of record), such Party shall be liable to pay and shall pay all nonrecurring charges associated with reestablishing the subscriber's local service with the original local carrier

4. Each Party will provide the other, if requested, as agent of the end-user customer, at the time of the PLC order, current "As Is" pre-ordering/ordering information relative to the end-user consisting of local features, products, services, elements, combinations, and any customer status qualifying the customer for a special service (e.g., DA exempt, lifeline, etc.) provided by the Party to that end-user. Each Party is responsible for ordering the Telecommunications Services desired by the end-user customer.

5. Until such time as numbering is administered by a third party, Sprint shall provide Carrier the ability to obtain telephone numbers from Sprint, and to assign these numbers with the Carrier customer. This includes vanity numbers. Reservation and aging of numbers remain the responsibility of Sprint. Carrier shall pay Sprint the reasonable administrative costs of this function.


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

8. A non-branded, or at Carrier's cost, a branded (sticker on a non-branded form"), customer-not-at-home card shall be left by Sprint at the customer's premises when a Carrier customer is not at home for an appointment and Sprint performs repair or installation services on behalf of Carrier.

9. Sprint will ensure that all applicable alarm systems that support Carrier customers are operational and the support databases are accurate. Sprint will respond to Carrier customer alarms consistent with how and when they respond to alarms for their own customers.

10. Carrier shall receive prior notification of any scheduled maintenance activity performed by Sprint that may be service affecting to Carrier local customers (e.g., cable throws, power tests, etc.).

B. Transfer of Service Announcements - When an end-user who continues to be located within the local calling area changes from Sprint to Carrier and does not retain its original telephone number which was provided by Sprint. Sprint will provide a new number announcement on the inactive telephone number upon request, for a minimum period of 90 days (or some shorter reasonable period when numbers are in short supply), at no charge to the end-user or the Carrier unless Sprint has a tariff on file to charge end-users. This announcement will provide details on the new number to be dialed to reach this customer.

C. Repair Calls - Carrier and Sprint will employ the following procedures for handling misdirected repair calls:

1. Carrier and Sprint will educate their respective customers as to the correct telephone numbers to call in order to access their respective repair bureaus.

2. To the extent the correct provider can be determined, misdirected repair calls will be referred to the proper provider of local exchange service in a courteous manner, at no charge, and the end-user will be provided the correct contact telephone number. In responding to repair calls, neither Party shall make disparaging remarks about the other, nor shall they use these repair calls as the basis for internal referrals or to solicit customers or to market services. Either Party may respond with accurate information in answering customer questions.

3. Carrier and Sprint will provide their respective repair contact numbers to one another on a reciprocal basis.

D. Restoration of Service in the Event of Outages - Sprint restoration of service in the event of outages due to equipment failures, human error, fire, natural disaster, acts of God, or similar occurrences shall be performed in accordance with the following priorities. First, restoration priority shall be afforded to those services affecting its own end-users


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

        and identified Carrier end-users relative to national security or emergency preparedness capabilities and those affecting public safety, health, and welfare, as those elements and services are identified by the appropriate government agencies. Second, restoration priority shall be afforded between Sprint and Carrier in general. Third, should Sprint be providing or performing Tandem Switching functionality for Carrier, third level priority restoration should be afforded to any trunk. Lastly, all service shall be restored as expeditiously as practicable and in a non-discriminatory manner.

E. Service Projections - Carrier shall make available to Sprint periodic service projections, as reasonably requested.

F.      Quality of Service

1. Upon deployment of Electronic Interfaces, Sprint shall provide Carrier with at least the same intervals and level of service provided by Sprint to its end-users or other Carriers at any given time.

2. Upon deployment of Electronic Interfaces, Sprint shall provide Carrier maintenance and repair services in a manner that is timely, consistent with service provided to Sprint endusers and/or other Carriers.

3. Carrier and Sprint shall negotiate a process to expedite network augmentations and other orders when requested by Carrier.

4. Carrier and Sprint will mutually develop operating statistical process measurements that will be monitored monthly to ensure that a negotiated service quality level is maintained.

G.      Information

1. Order confirmation must be provided within 24 hours of completion to ensure that all necessary translation work is completed on newly installed facilities or augments.

2. Sprint and Carrier shall agree upon and monitor operational statistical process measurements. Such statistics will be exchanged under an agreed upon schedule.

V.      ADDITIONAL SERVICES

A.      911/E911

1.      Description

        a. Where Sprint is the owner or operator of the 911/E911 database, Sprint will maintain daily updating of 911/E911 database information related to Carrier endusers.


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

        b. Sprint will provide Carrier a default arrangement/disaster recovery plan including an emergency back-up number in case of massive trunk failures.

B.      Directory Listings and Distribution

1.      White Page Directories; Distribution; Use of Listing Information

        a. Sprint agrees to include one basic White Pages listing for each Carrier customer located with the geographic scope of its White Pages directories, at no additional charge to Carrier. A basic White Pages listing is defined as a customer name, address and either the Carrier assigned number for a customer or the number for which number portability is provided, but not both numbers. Basic White Pages listing of Carrier customers will be interfiled with listings of Sprint and other CLEC's customers.

        b. Carrier agrees to provide Carrier customer listing information, including without limitation directory distribution information, to Sprint at no charge. Sprint will provide Carrier with the appropriate format and service order updates for provision of Carrier customer listing information to Sprint. The Parties agree to adopt a mutually acceptable electronic format for the provision of such information as soon as practicable. In the event OBF adopts an industry-standard format for the provision of such information, the parties agree to adopt such format.

        c. Sprint agrees to provide White Pages database maintenance services to Carrier. Carrier will be charged a Service Order entry fee upon submission of Service Orders into Sprint's Service Order Entry System, which will include compensation for such database maintenance services. Service Order entry fees apply when Service Orders containing directory records are entered in Sprint's Service Order Entry System initially, and when Service Orders are entered in order to process a requested change to directory records.

        d. Carrier customer listing information will be used solely for the provision of directory services, including the sale of directory advertising to Carrier customers.

        e. In addition to a basic White Pages listing, Sprint will provide, at the rates set forth in the appropriate Sprint tariff, tariffed White Pages listings (e.g., additional, alternate, foreign and non-published listings) for Carrier to offer for resale to Carrier's customers.

        f. Sprint agrees to provide White Pages distribution services to Carrier customers within Sprint's service territory at no additional charge to Carrier. Sprint represents that the quality, timeliness, and manner of such distribution services will be comparable to those provided to Sprint and to other CLEC customers.


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        g.      Sprint agrees to include critical contact information pertaining to Carrier in the "Information Pages" of those of its White
                Pages directories covering markets in which Carrier is providing or plans to commence providing local exchange service during the publication cycle of such directories. Critical contact information includes Carrier's business office number, repair number, billing information number, and any other information required to comply with applicable regulations, but not advertising or purely promotional material. Carrier will not be charged for inclusion of its critical contact information. The format, content and appearance of Carrier's critical contact information will conform to applicable Sprint and/or directory publisher guidelines and will be consistent with the format, content and appearance of critical contact information pertaining to all CLECs in a directory.

        h. Sprint will accord Carrier customer listing information the same level of confidentiality that Sprint accords it own proprietary customer listing information. Sprint shall ensure that access to Carrier customer proprietary listing information will be limited solely to those of Sprint and Sprint's directory publisher's employees, agents and contractors that are directly involved in the preparation of listings, the production and distribution of directories, and the sale of directory advertising. Sprint will advise its own employees, agents and contractors and its directory publisher of the existence of this confidentiality obligation and will take appropriate measures to ensure their compliance with this obligation. Notwithstanding any provision herein to the contrary, the furnishing of White Pages proofs to a CLEC that contains customer listings of both Sprint and Carrier will not be deemed a violation of this confidentiality provision.

        i. Sprint will include Carrier's customer listing information upon request of any third parties to purchase Sprint's customer listing information. Upon receipt of such requests, Sprint and Carrier will work cooperatively to address any payments for the sale or license of Carrier customer listing information to third parties. Any payments due to Carrier for its customer listing information will be net of administrative expenses incurred by Sprint in providing such information to third parties. Sprint will compensate Carrier on an annual basis.

2. Other Directory Services. Sprint will exercise reasonable efforts to cause its directory publisher to enter into a separate agreement with Carrier which will address other directory services desired by Carrier as described in this Section 2. Both parties acknowledge that Sprint's directory publisher is not a party to this Agreement and that the provisions contained in this Section 2 are not binding upon Sprint's directory publisher.

        a. Sprint's directory publisher will negotiate with Carrier concerning the provision of a basic Yellow Pages listing to Carrier customers located within the geographic scope of publisher's Yellow Pages directories and distribution of Yellow Pages directories to Carrier customers.

        b. Directory advertising will be offered to Carrier customers on a nondiscriminatory basis and subject to the same terms and conditions that such advertising is offered to Sprint and other CLEC customers. Directory advertising will be billed to Carrier customers by directory publisher.

        c. Directory publisher will use commercially reasonable efforts to ensure that directory advertising purchased by customers who switch their service to Carrier is maintained without interruption.

        d. Information pages, in addition to any information page or portion of an information page containing critical contact information as described above in Section 1(f), may be purchased from Sprint's directory publisher, subject to applicable directory publisher guidelines and regulatory requirements.

        e. Directory publisher maintains full authority as publisher over its publishing policies, standards and practices, including decisions regarding directory coverage area, directory issue period, compilation, headings, covers, design, content or format of directories, and directory advertising sales

C.      Directory Assistance

1.      General Requirements

        a. Where Sprint is a directory assistance service provider, at Carrier's request, subject to any existing system capacity restraints which Sprint shall work to overcome, Sprint will provide to Carrier for resale, Carrier branded directory assistance service which is comparable in every other way to the directory assistance service Sprint makes available to its own end-users.

        b. Sprint will make Carrier's data available to anyone calling Sprint's DA and will update its database with Carrier's data in Parity with updates from its own data.

        c. Sprint may store proprietary customer information provided by Carrier in its Directory Assistance database; such information should be able to be identified by source provider in order to provide the necessary protection of Carrier's or Carrier customer's proprietary or protected information.

        d. Carrier may limit Sprint's use of Carrier's data to directory assistance or, pursuant to written agreement, grant greater flexibility in the use of the data subject to proper compensation.

        e. If Directory Assistance is a separate retail service provided by Sprint, Sprint must allow wholesale resale of Sprint DA service.

        f. To the extent Sprint provides directory assistance service, Carrier will provide its listings to Sprint via data and processed directory assistance feeds in accordance with an agreed upon industry format. Sprint shall include Carrier listings in its directory assistance database.

        g. Carrier has the right to license Sprint unbundled directory databases and sub databases and utilize them in the provision of its own DA service. To the extent that Carrier includes Sprint listings in its own directory assistance database, Carrier shall make Sprint's data available to anyone calling Carrier's DA.

        h. Sprint will make available to Carrier all DA service enhancements on a nondiscriminatory basis.

        i. When technically feasible and requested by Carrier, Sprint will route Carrier customer DA calls to Carrier DA centers.

2.      Business Processes

        a. Sprint will, consistent with Section 222 of the Act, update and maintain the DA database with Carrier data, utilizing the same procedures it uses for its own customers, for those Carrier customers who:

                   Disconnect                      Change Carrier
                   Install                         "Change" orders
                   Are Non-Published               Are Non-Listed
                   Are Non-Published/Non-Listed

        b.      Carrier shall bill its own end-users.

        c.      Carrier will be billed in an agreed upon standard format.

        d. Sprint and Carrier will develop interSprint procedures to correct errors when they are identified in the database.

3.      Compensation

        a. When Carrier is rebranding the local service of Sprint, directory assistance that is provided without separate charge to end-users will be provided to Carrier end-users as part of the basic wholesale local service, subject to any additional actual expense to brand the service with Carrier's brand. Where DA is separately charged as a retail service by Sprint, Carrier shall pay for DA service at retail less avoided cost.

        b. Sprint shall place Carrier end-users listings in its directory assistance database for no charge.

        c. Sprint shall, subject to Section 222 of the Act, as enacted or hereafter amended, make its unbundled directory assistance database available to Carrier. Prices shall be set at TELRIC plus a reasonable allocation of joint and common costs.

        d. Any additional actual trunking costs necessary to provide a Carrier branded resold directory assistance service or routing to Carrier's own directory assistance service location shall be paid by Carrier.

D.      Operator Services

I.      General Requirements

        a. Where Sprint (or a Sprint Affiliate on behalf of Sprint) provides operator services, at Carrier's request (subject to any existing system capacity restraints which Sprint shall work to overcome) Sprint will provide to Carrier, Carrier branded operator service which is comparable in every other way to operator services Sprint makes available to its own end-users.

        b. At Carrier's request, subject to any existing system capacity restraints which Sprint shall work to overcome, Sprint will route Operator Service traffic of Carrier's customers to the Carrier's Operator Service Center.

        c. Sprint shall provide operator service features to include the following: (i) local call completion 0- and 0+, billed to calling cards, billed collect, and billed to third party, and
                (ii) billable time and charges, etc.

2.      Compensation

        a. Sprint shall provide operator services for resale at wholesale prices.

        b. When Carrier requests Carrier branded Sprint operator services for resale any actual additional trunking costs associated with Carrier branding shall be paid by Carrier.

        c. The Parties shall jointly establish a procedure whereby they will coordinate Busy Line Verification ("BLV") and Busy Line Verification and Interrupt ("BLVI") services on calls between their respective end-users. BLV and BLV1 inquiries between operator bureaus shall be routed over the appropriate trunk groups. Carrier and Sprint will reciprocally provide adequate connectivity to facilitate this capability. In addition, upon request of Carrier, Sprint will make available to Carrier for purchase under contract BLV and BLVJ services at wholesale rates.

VI.    ADDITIONAL RESPONSIBILITIES OF THE PARTIES

A.      Cooperation on Fraud

        1. The Parties agree that they shall cooperate with one another to investigate, minimize and take corrective action in cases of fraud. The Parties' fraud minimization procedures are to be cost effective and implemented so as not to unduly burden or harm one Party as compared to the other.

        2. At a minimum, such cooperation shall include, when allowed by law or regulation, providing to the other Party, upon request, information concerning any end-user who terminate services to that Party without paying all outstanding charges, when such end-user seeks service from the other Party. Where required, it shall be the responsibility of the Party seeking such information to secure the end-user's permission to obtain such information.

B.      Proprietary Information

I. During the term of this Agreement, it may be necessary for the Parties to provide each other with certain information ("Information") considered to be private or proprietary. The recipient shall protect such Information from distribution, disclosure or dissemination to anyone except its employees or contractors with a need to know such Information in conjunction herewith, except as otherwise authorized in writing. All such Information shall be in writing or other tangible form and clearly marked with a confidential or proprietary legend. Information conveyed orally shall be designated as proprietary or confidential at the time of such oral conveyance and shall be reduced to writing within 30 days.

2. The Parties will not have an obligation to protect any portion of Information which: (a) is made publicly available lawfully by a non-Party to this Agreement; (b) is lawfully obtained from any source other than the providing Party; (c) is previously known without an obligation to keep it confidential; (d) is released by the providing Party in writing, or (e) is required to be disclosed pursuant to a subpoena or other process or order issued by a court or administrative agency having appropriate jurisdiction, provided however, that the recipient shall give prior notice to the providing Party and shall reasonably cooperate if the providing Party deems it necessary to seek protective arrangements.

3. Each Party will make copies of the Information only as necessary for its use under the terms hereof, and each such copy will be marked with the same proprietary notices as appearing on the originals. Each Party agrees to use the Information solely in support of this Agreement and for no other purpose.

4. All records and data received from Carrier or generated by Sprint as part of its requirements hereunder, including but not limited to data or records which are received or generated and stored by Sprint pursuant to this Agreement, shall be proprietary to Carrier and subject to the obligations specified in this Section.

5. The Parties acknowledge that Information is unique and valuable, and that disclosure in breach of this Agreement will result in irreparable injury to owner for which monetary damages alone would not be an adequate remedy. Therefore, the Parties agree that in the event of a breach or threatened breach of confidentiality the owner shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or anticipated breach without the necessity of posting a bond. Any such relief shall be in addition to and not in lieu of any appropriate relief in the way of monetary damages.

C.      Law Enforcement And Civil Process

1.      Intercept Devices

        Local and federal law enforcement agencies periodically request information or assistance from local telephone service providers. When either Party receives a request associated with a customer of the other Party, it shall refer such request to the Party that serves such customer, unless the request directs the receiving Party to attach a pen register, trap-and-trace or form of intercept on the Party's facilities, in which case that Party shall comply with any valid request. Charges for the intercept shall be at Sprint's applicable charges.

2.      Subpoenas

        If a Party receives a subpoena for information concerning an end-user the Party knows to be an end-user of the other Party, it shall refer the subpoena back to the requesting Party with an indication that the other Party is the responsible Company, unless the subpoena requests records for a period of time during which the Party was the end-user's service provider, in which case the Party will respond to any valid request.

3.      Hostage or Barricaded Persons Emergencies

        If a Party receives a request from a law enforcement agency for temporary number change, temporary disconnect or one-way denial of outbound calls for an end-user of the other Party by the receiving Party's switch, that Party will comply with any valid emergency request. However, neither Party shall be held liable for any claims or damages arising from compliance with such requests on behalf of the other Party's end-user and the Party serving such end-user agrees to indemnify and hold the other Party harmless against any and all such claims.

VII.    FORCE MAJEURE

        Neither Party will be liable or deemed to be in default for any delay or failure in performance under this Agreement for an interruption in service for which it had no control resulting directly or indirectly by reason of fire, flood, earthquake, or like acts of God, explosion, war, or other violence, strikes or work stoppages, or any requirement of a governmental agency, or cable cut by a third party, provided the Party so affected takes all reasonable steps to avoid or remove such cause of non-performance, provides immediate notice to the other Party setting forth the nature of such claimed event and the expected duration thereof, and resumes provision of service promptly whenever such causes are removed.

VIII.   LIMITATION OF LIABILITY

        Except as otherwise set forth in this Agreement, neither Party shall be responsible to the other for any indirect, special, consequential or punitive damages, including (without limitation) damages for loss of anticipated profits or revenue, loss of good will, loss of customers, or other economic loss in connection with or arising from anything said, omitted, or done hereunder (collectively "Consequential Damages"), whether arising in contract or tort, provided that the foregoing shall not limit a party's obligation under IX to indemnify, defend, and hold the other party harmless against amounts payable to third parties. Notwithstanding the foregoing, in no event shall Sprint's liability to Carrier for a service outage exceed an amount equal to the proportionate charge for the service(s) or unbundled element(s) provided for the period during which the service was affected.

IX.     INDEMNIFICATION

A. Each Party agrees to indemnify and hold harmless the other Party from and against claims for damage to tangible personal or real property and/or personal injuries arising out of the negligence or willful act or omission of the indemnifying Party or its agents, servants, employees, contractors or representatives. To the extent not prohibited by law, each Party shall defend, indemnify, and hold the other Party harmless against any loss to a third party arising out of the negligence or willful misconduct by such indemnifying Party, its agents, or contractors in connection with its provision of service or functions under this Agreement. In the case of any loss alleged or made by a Customer of either Party, the Party whose customer alleged such loss shall indemnify the other Party and hold it harmless against any or all of such loss alleged by each and every Customer. The indemnifying Party under this Section agrees to defend any suit brought against the other Party-either individually or jointly with the indemnifying Party-for any such loss, injury, liability, claim or demand. The indemnified Party agrees to notify the other Party promptly, in writing, of any written claims, lawsuits, or demands for which it is claimed that the indemnifying Party is responsible under this Section and to cooperate in every reasonable way to facilitate defense or settlement of claims. The indemnifying Party shall have complete control over defense of the case and over the terms of any proposed settlement or compromise thereof. The indemnifying Party shall not be liable under this Section for settlement by the indemnified Party of any claim, lawsuit, or demand, if the indemnifying Party has not approved the settlement in advance, unless the indemnifying Party has had the defense of the claim, lawsuit, or demand tendered to it in writing and has failed to assume such defense. In the event of such failure to assume defense, the indemnifying Party shall be liable for any reasonable settlement made by the indemnified Party without approval of the indemnifying Party.

B. Each Party agrees to indemnify and hold harmless the other Party from all claims and damages arising from the Indemnifying Party's discontinuance of service to one of its end-users for nonpayment.

C. When the lines or services of other companies and Carriers are used in establishing connections to and/or from points not reached by a Party's lines, neither Party shall be liable for any act or omission of the other companies or Carriers.

D. In addition to its indemnity obligations hereunder, each Party shall provide, in its tariffs and contracts with its customers that relate to any Telecommunications Service or Network Element provided or contemplated under this Agreement, that in no case shall such Party or any of its agents, contractors or others retained by such parties be liable to any Customer or third party for (i) any loss relating to or arising out of this Agreement, whether in contract or tort, that exceeds the amount such Party would have charged the applicable Customer for the service(s) or function(s) that gave rise to such loss, and (ii) consequential damages (as defined in VlII. above)

X.      ASSIGNMENT

A. If any Affiliate of either Party succeeds to that portion of the business of such Party that is responsible for, or entitled to, any rights, obligations, duties, or other interests under this Agreement, such Affiliate may succeed to those rights, obligations, duties, and interest of such Party under this Agreement. In the event of any such succession hereunder, the successor shall expressly undertake in writing to the other Party the performance and liability for those obligations and duties as to which it is succeeding a Party to this Agreement. Thereafter, the successor Party shall be deemed Carrier or Sprint and the original Party shall be relieved of such obligations and duties. except for matters arising out of events occurring prior to the date of such undertaking.

B. Except as herein before provided, and except to an assignment confined solely to moneys due or to become due, any assignment of this Agreement or of the work to be performed, in whole or in part, or of any other interest of a Party hereunder, without the other Party's written consent, which consent shall not be unreasonably withheld or delayed, shall be void. It is expressly agreed that any assignment of moneys shall be void to the extent that it attempts to impose additional obligations other than the payment of such moneys on the other Party or the assignee additional to the payment of such moneys.

XI.     DISPUTE RESOLUTION

A. Other Than Billing - The Parties recognize and agree that the Commission has continuing jurisdiction to implement and enforce all terms and conditions of this Agreement. Accordingly, the Parties agree that any dispute arising out of or relating to this Agreement that the Parties themselves cannot resolve may be submitted to the Commission for resolution. The Parties agree to seek expedited resolution by the Commission, and shall request that resolution occur in no event later than sixty (60) days from the date of submission of such dispute. If the Commission appoints an expert(s) or other facilitator(s) to assist in its decision making, each party shall pay half of the fees and expenses so incurred. During the Commission proceeding each Party shall continue to perform its obligations under this Agreement provided, however, that neither Party shall be required to act in any unlawful fashion. This provision shall not preclude the Parties from seeking relief available in any other forum.

B.      Billing

I. If any portion of an amount due to a Party ("the Billing Party") under this Agreement is subject to a bona fide dispute between the Parties, the Party billed (the "Non-Paying Party") shall within thirty (30) days of its receipt of the invoice containing such disputed amount give notice to the Billing Party of the amounts it disputes ("Disputed Amounts") and include in such notice the specific details and reasons for disputing each item. The Non-Paying Party shall pay when due (i) all undisputed amounts to the Billing Party and (ii) fifty (50) percent of the Dispute Amount. The remaining balance of the Disputed Amount not paid shall thereafter be paid with appropriate late charges, if appropriate, upon final determination of such dispute.

2. If the Parties are unable to resolve the issues related to the Disputed Amounts in the normal course of business within thirty (30) days after delivery to the Billing Party of notice of the Disputed Amounts, each of the Parties shall appoint a designated representative that has authority to settle the dispute and that is at a higher level of management than the persons with direct responsibility for administration of this Agreement. The designated representatives shall meet as often as they reasonably deem necessary in order to discuss the dispute and negotiate in good faith in an effort to resolve such dispute. The specific format for such discussions will be left to the discretion of the designated representatives, however all reasonable requests for relevant information made by one Party to the other Party shall be honored.

3. If the Parties are unable to resolve issues related to the Dispute Amounts within thirty (30) days after the Parties' appointment of designated representatives pursuant to subsection 2, then either Party may file a complaint with the Commission to resolve such issues or proceed with any other remedy pursuant to law or equity. The Commission may direct payment of any or all funds plus applicable late charges to be paid to either Party.

XII.    MISCELLANEOUS

A. Governing Law - The Parties agree that this Agreement shall be construed in accordance with and governed by the laws of the State where the resale service is provided.

B. Compliance With Laws - Both Parties agree to comply with all applicable federal, state, and local laws, including, but not limited to the Communications Act of 1934 as amended.

C. Notices . All notices required or permitted to be given hereunder shall be in writing and shall be deemed to be effective as follows: (i) by hand on the date delivered; (ii) by certified mail, postage prepaid, return receipt requested, on the date the mail is delivered or its delivery attempted; (iii) by facsimile transmission, on the date received in legible form (it being agreed that the burden of proof of receipt is on the sender and will not be met by a transmission report generated by the senders facsimile machine), or (iv) if sent by electronic messaging system, on the date that electronic message is received. Notices shall be given as follows:

        If to Sprint:                 If to Carrier:
        Ms. Kathy Fulton              Ms. Stacy Gordon
        Field Service Manager         Local Services Manager
        5454 West 110 Street          3301 West Marshall
        Overland Park, KS 66211       Longview, TX 75604

        Either Party may change its address or the person to receive notices by a notice given to the other Party in the manner set forth above.

D. Good Faith - The Parties agree to use their respective diligent and good faith efforts to fulfill all of their obligations under this agreement. The Parties recognize, however, that to effectuate all the purposes of the Agreement, it may be necessary either to enter into future agreements or to modify the Agreement, or both. In such event, the Parties agree to cooperate with each other in good faith. This Agreement may be modified by a written instrument only, executed by each Party hereto.

E. Headings - The headings in this Agreement are inserted for convenience and identification only and are not intended to interpret, define, or limit the scope, extent or intent of this Agreement.

F. Execution - This Agreement may be executed in one or more counterparts, all of which taken together will constitute one and the same instrument.

G. Benefit - The Parties agree that this Agreement is for the sole benefit of the Parties hereto /and is not intended to confer any rights or benefits on any third party, including any customer of either Party, and there are no third party beneficiaries to this Agreement or any part or specific provision of this Agreement.

H. Survivorship - Sections VI, VIII, and IX shall survive termination or expiration of this Agreement.

I. Entire Agreement - This Agreement constitutes the entire agreement between the Parties and supersedes all prior oral or written agreements, representations, statements, negotiations, understandings, and proposals with respect to the subject matter hereof.

       IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized representatives.

SPRINT                                         CARRIER

By:  /s/ John L. Roe                           By:   /s/ [Illegible]

Name: John L. Roe                              Name:  [Illegible]

Title: Vice President-Carrier and Regulatory   Title: President

Date: 5/7/97                                   Date: 4/18/97

                                                                       EXHIBIT 1

--------------------------------------------------------------------------------
                            SPRINT - UNITED & CENTEL
                                RESALE DISCOUNTS
--------------------------------------------------------------------------------

Sprint/United and Sprint/Centel of Texas are discounting as listed below from the current tariffed rates until such time as appropriate tariffs are filed. These discounts axe band upon Sprint/United and Sprint/Centel Telephone's Avoided Cost Studies.

                                     UNITED                         CENTEL
SERVICES                            DISCOUNTS                     DISCOUNTS
--------                            ---------                     ---------

Residential Local Service             16.96%                        l7.40%

Simple Business Local Service         16.96%                        17.40%

Local Measured Service                16.96%                        17.40%

Extended Area Service                 16.96%                        17.40%

Centrex Line                          16.96%                        17.40%

Key System                            16.96%                        17.40%

PBX                                   16.96%                        17.40%

Custom Calling Features               16.96%                        17.40%

CLASS                                 16.96%                        17.40%

Centrex Features                      16.96%                        17.40%

Directory Assistance                  43.94%                        35.63%

Operator Assistance                   43.94%                        35.63%

Private Line Assistance               16.96%                        17.40%

Intralata Toll                        16.96%                        17:40%

                                    EXHIBIT 2

                   INTERIM STANDARDS FOR ACCESS TO SYSTEMS

Ordering

Company will follow the industry standards defined by the Ordering and Billing Forum (OBF) for the ordering of Local Service using an Electronic Data Interchange (EDI) electronic interface for the Local Service Request Form (LSR). The Company will use its best efforts to implement the components of the LSR that went to final closure in the October 1996 OBF session by July 1, 1997. Any issues that go to initial or final closure in the February 1997 session will be reviewed to determine which, if any, can be included in the July 1, 1997 deliverable. Company will jointly develop with the Carrier an implementation agreement which will include defining a method of transport, using Connect:Direct (CDN) technology. Any open issues after the February 1997 OBF session will be reviewed on a case-by-case basis to develop interim solutions until system changes can be made.

Pre-Ordering

Company will follow industry standards defined by the OBF or other standard setting body for the pre-ordering validation requested by Carrier as they are defined. Company is actively working towards implementing changes to the operational support systems that will facilitate the implementation of electronic interfaces once standards are defined. These changes include the following infrastructure projects:

       Consolidation and standardization of telephone number assignment systems Consolidation and standardization of addresses
       Mechanization of services and features availability

Company will share the projected implementation dates of these infrastructure projects as they become available and is willing to provide monthly status reports and project reviews as necessary. Company will commit to a project completion date and a specific technology for implementation of electronic interfaces for pre-ordering validation at the time industry standards go to initial closure. The electronic interface will be implemented within twelve months of the industry standards being defined.

Company currently does not provide exact appointment times to our end users and is not in a position to offer it to Carrier. System and process modifications are being reviewed to determine the scope of implementing this functionality. A timeline, including the electronic interface, will be provided when the system analysis is complete.

Company will work with Carrier in the interim to develop work arounds so that Carrier can get the pre-ordering validation information as quickly as possible.

                                  ATTACHMENT B

                          Affidavit of Michael D. Smith

                          AFFIDAVIT OF MICHAEL D. SMITH

                     STATE OF KANSAS, COUNTY OF JOHNSON) ss:

        Before me, the undersigned authority, on this 9th day of June, 1997, personally appeared Michael D. Smith who, upon being by me duly sworn on oath, deposed and said the following:

1. My name is Michael D. Smith. I am over the age of twenty-one, of sound mind and competent to testify to the matters stated herein. I am Director-Texas Revenues for Sprint-Western Operations of which United Telephone Company of Texas, Inc. d/b/a Sprint and Central Telephone Company of Texas d/b/a Sprint (hereinafter jointly referred to as "Sprint") is a part.

2. On May 9, 1997, Valu-Line Long Distance ("Valu-Line") executed a Master Resale Agreement between United Telephone Company of Texas, Inc. d/b/a Sprint and Central Telephone Company of Texas d/b/a Sprint (the "Agreement") I have personal knowledge of the pr6visions contained in the Agreement.

3. The parties engaged in several months of good faith negotiations consistent with the Telecommunications Act of 1996, culminating in the executed agreement.

4. The Agreement, together with the two attachments incorporated therein, are an integrated package and are the result of negotiation and compromise between the parties.

5. There are no outstanding issues between the parties with respect to the limited subject matter of the Agreement that need the assistance of mediation or arbitration at this time.

6. The implementation of this Agreement is consistent with the public interest, convenience and necessity. It sets forth the provisions under which Valu-Line will resale Sprint telecommunications services. The Agreement furthers the development of telecommunications competition in the State of Texas and, thus, is consistent with the policies of this State and the United States which encourage diversity in providers, provide interconnectivity, and increase customer choices for telecommunications services.

7. This Agreement is procompetitive in that it allows Valu-Line to compete in the local exchange service market by enabling the resale of Sprint's telecommunication services. It is beneficial to end users in Valu-Line's certificated area because it will permit them to have an additional choice for local telephone service.

8. The implementation of this Agreement is consistent with the policies embodied in the Public Utility Regulatory Act of 1995 in that this Agreement fosters, encourages, and accelerates the continuing development of a competitive local telephone market. Past experience has shown that competition of the provision of telecommunication services has benefited the public as competitors have made a variety of new services and equipment available. Because competitive pressures generally operate to reduce prices and improve quality, competition in the provision of local telephone service can be expected to bring these benefits to the public as well.

FURTHER AFFIANT SAITH NOT.

                                      /s/ Michael D. Smith
                                      -------------------------------
                                      Michael D. Smith
                                      Director-Texas Revenues
                                      for Sprint-Western Operations

        Subscribed and sworn to before me this 9th day of June, 1997, by Michael
D. Smith, Director-Texas Revenues for Sprint-Western Operations.

     [SEAL]
LONNA WHITEAKER
 NOTARY PUBLIC
STATE OF KANSAS


                                              /s/ Lonna Whiteaker
                                              ---------------------------
                                              Notary Public

                                              My Appointment Expires: 5-19-2001


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